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                                                                Exhibit 99.1

FOR IMMEDIATE RELEASE
ST. LOUIS, MISSOURI
AUGUST 31, 2006


 ANGELICA ANNOUNCES AGREEMENT WITH LARGEST SHAREHOLDER STEEL PARTNERS II, L.P.

 Resolution allows Company to focus full efforts on implementing strategic plan
            Two Steel representatives appointed to Angelica Board

St. Louis, Missouri (August 31, 2006) - Angelica Corporation (NYSE: AGL), a leading provider of healthcare linen management services, announced today it has signed a settlement agreement with Steel Partners II, L.P. ("Steel") and certain of its respective affiliates and associates.

Under the agreement, Steel has agreed not to conduct an election contest prior to the 2007 Annual Meeting, and, in fact, to support the Company's director nominees, Steve O'Hara and Ron Kruszewski, at the 2006 Annual Meeting. Angelica has agreed that two designees of Steel will be named to the Company's Board of Directors. Steel has also agreed to withdraw its shareholder proposals and to refrain from proposing any other matter for a shareholder vote at the 2006 or 2007 Annual Meetings. The agreement contains certain other provisions including prohibitions on forming or joining a group of other shareholders, effecting or encouraging a tender offer or business combination (unless it is initiated by a third party), or taking other specified actions to affect the control of the management or Board of Directors of the Company.

In addition, the Company will phase in a de-staggering of its Board of Directors beginning in 2007. All directors elected prior to the 2007 Annual Meeting will serve the remainder of their three year terms, but those directors elected at and after the 2007 Annual Meeting will only serve one year terms. The agreement with Steel further requires that the Company refrain from renewing its Shareholder Rights Plan without first satisfying certain conditions. As part of the agreement, Angelica has also amended its by-laws to more clearly define the authority and responsibility of its lead independent director.

The two designees of Steel, James Henderson and John Quicke, will join the Board effective immediately to fill two vacancies created by the voluntary resignation and retirement of current Board members Dr. William A. Peck and Susan Elliott. The new Board will consist of Messrs. O'Hara and Kruszewski, whose terms, if re-elected, will expire in 2009; Mr. Quicke, Don Hubble and Dr. Ron Riner, whose terms will expire in 2007; and, Mr. Henderson, Kelvin Westbrook and Chuck Mueller, whose terms will expire in 2008.

Mr. Henderson is a Vice President with Steel Partners, Ltd. He has served as director and Chief Executive Officer of WebFinancial Corporation. He also serves as a director of BNS Holdings, Inc., as director and Chairman of Del Global Technologies and as a director of SL Industries, Inc. Mr. Quicke is a Vice President with Steel Partners, Ltd. and Chairman and Chief Executive of NOVT Corporation. He is also currently a director and Vice President of WHX Corporation and he is former Vice Chairman and Executive Officer of Sequa Corporation.



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Steve O'Hara, Chairman & CEO of Angelica, stated, "We are very pleased to have reached agreement with Steel Partners and that will allow us to avoid distracting and costly litigation and a possible election contest. We are now able to focus one hundred percent of our attention on our plan for improving the business and enhancing shareholder value. Having recently completed a structural and cultural reorganization of the company to a customer-centric versus operations-centric business model, we are moving in the right direction. We welcome Messrs. Henderson and Quicke to the Board and look forward to their assistance and support. We thank Ms. Elliott and Dr. Peck for their years of guidance and insight, especially their many contributions in helping to formulate Angelica's new strategy."

Warren Lichtenstein, Managing Partner of Steel Partners, stated "We are pleased to have reached an agreement with Angelica on these important matters, including certain corporate governance reforms. We look forward to working together with the Company to increase value for all shareholders."

With limited exception, the agreement with Steel expires at the conclusion of the 2007 Annual Meeting. The foregoing description of the shareholder agreement does not purport to be complete and is qualified in its entirety by references to the agreement, which is being filed as an exhibit to the respective SEC filings of Angelica and Steel Partners.

About Angelica
--------------
Angelica Corporation, traded on the New York Stock Exchange under the symbol AGL, is a leading provider of textile rental and linen management services to the U.S. healthcare market. More information about Angelica is available on its website, www.angelica.com.
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FORWARD-LOOKING STATEMENTS

Any forward-looking statements made in this document reflect the Company's current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. These potential risks and uncertainties include, but are not limited to, competitive and general economic conditions, the ability to retain current customers and to add new customers in competitive market environments, competitive pricing in the marketplace, delays in the shipment of orders, availability of labor at appropriate rates, availability and cost of energy and water supplies, the cost of workers' compensation and healthcare benefits, the ability to attract and retain key personnel, the ability of the Company to recover its seller note and avoid future lease obligations as part of its sale of Life Uniform, the ability of the Company to accomplish its strategy of redirecting its resources to its healthcare linen management business in a timely and financially advantageous manner, unusual or unexpected cash needs for operations or capital transactions, the effectiveness of certain expense reduction initiatives, the ability to obtain financing in required amounts and at appropriate rates and terms, the ability to identify, negotiate, fund, consummate and integrate acquisitions, and other factors which may be identified in the Company's filings with the Securities and Exchange Commission.

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For additional information contact:

CONTACT:
STEVE O'HARA                              MICHAEL FOX/DEVLIN LANDER
CHIEF EXECUTIVE OFFICER OR                INTEGRATED CORPORATE RELATIONS, INC.
COLLEEN HEGARTY                           (203) 682-8200
DIRECTOR OF INVESTOR RELATIONS
ANGELICA CORPORATION
TELE: (314) 854-3800




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